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                                           EXHIBIT 5.1

     [LETTERHEAD OF GREAT WESTERN FINANCIAL CORPORATION]





                           September
                           25th
                           1 9 9 6








Great Western Financial Corporation
9200 Oakdale Avenue
Chatsworth, California  91311

          Re:  Great Western Employee Savings Incentive Plan

Ladies and Gentlemen:

          I have examined the Great Western Employee Savings Incentive Plan, as amended and restated effective January 1, 1997 (the "Plan"), and the form of Registration Statement to be filed by Great Western Financial Corporation (the "Company") with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933 of 4,000,000 shares of Company common stock, par value $1.00 per share, together with the two-fifths of a preferred share purchase right attached to each share pursuant to the Company's Rights Agreement, dated as of June 24, 1986, as amended on February 19, 1988 and June 27, 1995, with Morgan Guaranty Trust Company, as Agent (the 'Shares") and of interests in the Plan (together with the Shares, the "Securities"). I have examined the proceedings heretofore taken and proposed to be taken by the Company in connection with the authorization of the Plan and the authorization of the Company common stock that may be issued and sold to the Plan. The shares may include treasury shares or other previously issued shares acquired by the Trustee of the Plan in open market transactions.

          Based upon such examination and upon such matters of fact and law as we have deemed relevant, and subject to
(i) the requisite additional proceedings being duly taken by the Company as are contemplated by us prior to any new issuance and sale of the Securities, and (ii) any required notices to or approval by other regulatory authorities of the issuance and sale of the Securities in the manner proposed by the Company, we are of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate action as contemplated thereby and by the Plan and related agreements, the Securities will be validly issued and the Shares will be fully paid and nonassessable.

          I consent to the use of this opinion as an exhibit to the Registration Statement on Form S-8 for the Plan.

                              Respectfully submitted,


                              __/s/ J. Lance Erikson__
                              J. Lance Erikson
                              Executive Vice President,
                              Secretary and General Counsel

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